UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 31, 2008 (July 25, 2008)

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FIFTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 25, 2008, Comstock Homebuilding Companies, Inc. (the “Company”) and Comstock Hamlets of Blue Ridge, L.C., a wholly-owned subsidiary of the Company (“Hamlets Subsidiary”) received a notice of default from Branch Bank and Trust Company (“BB&T”) under a Deed of Trust Note originally dated July 25, 2003 in the original principal amount of $8,243,300.00 (the “Hamlets Note”). The Hamlets Note is secured by developed lots at the Hamlets Subsidiary’s Woodlands at Round Hill project in Round Hill, Virginia. The outstanding balance under the Hamlets Note at the time of the notice was approximately $3.5 million. Demand was also made of the Company as the guarantor of this debt.

On July 25, 2008, the Company and Comstock Homes of Atlanta, LLC, a wholly-owned subsidiary of the Company (“CHOA Subsidiary”) received a notice of default from BB&T under a Revolving Promissory Note originally dated March 29, 2006 in the original principal amount of $10,000,000.00 (the “CHOA Revolver”). The CHOA Revolver is secured by developed lots and homes under construction at several of the CHOA Subsidiary’s projects in Atlanta, Georgia. The outstanding balance under the CHOA Revolver at the time of the notice was approximately $8.3 million. Demand was also made of the Company as the guarantor of this debt. The CHOA Subsidiary also received a notice of default from BB&T under a second Promissory Note originally dated April 12, 2006 in the original principal amount of $4,427,582.00 (the “Settingdown Note”). The Settingdown Note is secured by entitled lots at the CHOA Subsidiary’s Settingdown Circle project in Atlanta, Georgia. The outstanding balance under the Settingdown Note at the time of the notice was approximately $4.5 million. Demand was also made of the Company as the guarantor of this debt.

On July 25, 2008, the Company and Comstock Barrington Park, L.C., a wholly-owned subsidiary of the Company (“Barrington Subsidiary”) received a notice of demand from BB&T under a Deed of Trust Note originally dated March 1, 2005 in the original amount of $9,781,735.00 and a Deed of Trust Note originally dated July 21, 2006 in the original principal amount of $5,000,000.00 (the “Barrington Notes”). Demand was also made of the Company as the guarantor of this debt. The Barrington Notes are secured by the Barrington Subsidiary’s project in Manassas, Virginia. The outstanding balance under the Barrington Notes at the time of the notice was approximately $16.4 million.

On July 25, 2008, the Company and Comstock Blooms Mill II, L.C., a wholly-owned subsidiary of the Company (“Blooms Subsidiary”) received a notice of demand from BB&T under multiple Demand Notes originally dated November 21, 2002, December 27, 2002, January 29, 2004, April 5, 2004 and June 24, 2004 in the aggregate original principal amount of $925,533.00 (the “Blooms Notes”). The Blooms Notes are development related letters of credit posted by BB&T on behalf of the Blooms Subsidiary’s for the benefit of the Blooms Subsidiary’s Blooms Mill project in Manassas, Virginia. No demands have been made by the beneficiaries of the letters of credit at this time. The outstanding exposure of BB&T under the Blooms Notes at the time of the notice was approximately $0.7 million. The Company estimates the costs associated with completing the work covered by the Blooms Notes to be under $0.2 million.

On July 25, 2008, the Company received a notice of an event of default from Wachovia Bank, N.A. (“Wachovia”) under a Credit Agreement originally dated May 26, 2006 relating to a revolving credit facility of up to $40,000,000.00 (the “Borrowing Base”). The events of default alleged by Wachovia relate to the failure of the Company to comply with certain financial covenants of the Borrowing Base. The Borrowing Base is secured by real estate assets of the Company in the Atlanta, Georgia, Raleigh, North Carolina and Northern Virginia markets. The outstanding balance under the Borrowing Base at the time of the notice was approximately $24.9 million.

On July 9, 2008 the Company announced that it had ceased making interest payments on a substantial portion of its indebtedness. The cessation of interest payments in connection with the notices referenced herein could lead to additional notices of default being received by the Company. In the event the Company and its subsidiaries are deemed to be in default under the any of the notes listed herein or any future notices, each of the lenders may be entitled to exercise a variety of rights, including (i) accelerating the loans, (ii) terminating the loans, (iii) reducing its claims to judgments and (iii) exercising all other legal and equitable remedies it may have. In addition, in the event the Company and its subsidiaries are deemed to be in default under the notes, the Company, directly or indirectly through additional subsidiaries could be deemed to be in default under other credit facilities, which would potentially give the Company’s other lenders the right to exercise their rights with respect to approximately $99 million of the Company’s outstanding indebtedness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Jubal R. Thompson
General Counsel and Secretary